Exhibit 99.1

SLS International Continues to Grow Sales at Record Pace

Sales for First Two Months of the First Quarter Already Exceed Entire First Quarter of 2004 By 28%

SPRINGFIELD, Mo., March 2 /PRNewswire-FirstCall/ -- SLS International, Inc. (OTC Bulletin Board: SITI - News) announced today un-audited revenue for the first two months of its fiscal year for the period from January 1, 2005 to February 28, 2005. The Company generated sales of $538,915, which exceeds the revenue that the Company generated for the entire 2004 first quarter, for the period ended March 31, 2004, by 28%. Sales growth was a result of strong sales from both new and existing product lines.

“We are excited that 2005 has begun in such a strong manner,” said John S. Gott, SLS International’s Chief Executive Officer. “New products, such as our award winning self amplified PLS8695 line source column and our state-of-the- art HT2400 5.1 surround sound system, along with existing products such as our very affordable line array systems have resulted in record sales to many of our target markets. While we are proud of the results so far, we believe that our recently completed private placement, along with our new state-of-the-art production facility will enable us to meet the growing demand generated by our increased marketing activities. Prospects for SLS have never been brighter.”

The Company plans to file its 10-K, for the period ended December 31, 2004, on or about the third week of March.

About SLS:

Based in Springfield, Mo., SLS International, Inc., is a 30-year-old manufacturer and developer of new patent-pending ultra-high fidelity Ribbon Driver loudspeakers, Patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20 to 30 percent less the distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high profile venues such as NBC/MSNBC’s 2002 and 2004 Olympics studios -- NBC is a wholly owned subsidiary of General Electric; MSNBC is jointly owned by GE and Microsoft Corporation -- the Recording Academy’s Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth. For more information, visit http://www.slsloudspeakers.com .

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.